                                     FORM OF
                            ARTICLES OF INCORPORATION
                                       OF
                               SPACE TELECOM, INC.

         THE UNDERSIGNED, for the purpose of forming a corporation for profit pursuant to Chapter 607, Florida Statutes, does hereby adopt the following
Articles of Incorporation:

                                   WITNESSETH:

                                    ARTICLE I
                                NAME AND ADDRESS

         The name and address of the principal office and/or mailing address of the Corporation is as follows:

                               Space Telecom, Inc.
                        292 South County Road, Suite 109
                            Palm Beach, Florida 33480

                                   ARTICLE II
                                    DURATION

         This Corporation shall have perpetual existence commencing on the date of the filing of these Articles of Incorporation with the Department of State of
Florida.

                                   ARTICLE III
                                    PURPOSES

         This Corporation is organized for the purpose of transacting any and all lawful business.

                                   ARTICLE IV
                                  CAPITAL STOCK

         This Corporation is authorized to issue 25,000,000 shares of $.001 par value common stock.

                                    ARTICLE V
                        QUORUM FOR STOCKHOLDERS MEETINGS

         Unless otherwise provided for in the Corporation's Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of shareholders.

                                   ARTICLE VI
                 INITIAL REGISTERED OFFICE AND REGISTERED AGENT

         The street address of the initial registered office of this Corporation is 2455 East Sunrise Boulevard, Suite 905, Fort Lauderdale, Florida 33304 and
the name of the initial registered agent of this Corporation at such address is R ichard P. Greene, P.A.

                                   ARTICLE VII
                           INITIAL BOARD OF DIRECTORS

         This Corporation shall have four directors initially.  The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one.  The names and addresses of the initial Directors of the Corporation are as follows:

                           Mr. Jadoomance Rampadaruth
                        292 South County Road, Suite 109
                              Palm Beach, FL 33480

                              Mr. Alain de Lenclos
                        292 South County Road, Suite 109
                              Palm Beach, FL 33480

                             Mr. Jean-Pierre Montant
                        292 South County Road, Suite 109
                              Palm Beach, FL 33480

                                Amal Rampadaruth
                        292 South County Road, Suite 109
                              Palm Beach, FL 33480

                                  ARTICLE VIII
                                  INCORPORATORS

         The name and address of the Corporation's incorporator is:

                                Richard P. Greene
                     2455 East Sunrise Boulevard, Suite 905
                         Fort Lauderdale, Florida 33304

                                   ARTICLE IX
                                 INDEMNIFICATION

         The Corporation shall indemnify its officers, directors and authorized agents for all liabilities incurred directly, indirectly or incidentally to services performed for the Corporation, to the fullest extent permitted under
Florida law existing now or hereinafter enacted.

                                    ARTICLE X
                         LIMITATION ON SHAREHOLDER SUITS

         Shareholders shall not have a cause of action against the Company's officers, directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Florida.
The fact that this Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the
State of Florida are hereby granted the specific authority to restructure this
Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.

         IN WITNESS WHEREOF, we have subscribed our names this 4th day of December, 2001.

                                            /s/ Richard P. Greene
                                            ___________________________
                                            Richard P. Greene, Incorporator
                                            2455 East Sunrise Boulevard, Suite 905
                                            Ft. Lauderdale, Florida 33304

I hereby am familiar with and accept the duties and responsibilities as registered agent for said corporation.

                                            RICHARD P. GREENE, P.A.

                                      By:   /s/ Richard P. Greene
                                            ______________________________
                                            Richard P. Greene, Esq., President

                                     FORM OF
                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               SPACE TELECOM, INC.

         The Articles of Incorporation of the above named corporation (the
"Corporation"), filed with the Department of State on the 1st day of December,
2001, and assigned Document Number P01000117166, are hereby amended pursuant to the provisions of Section 607.1006, Florida Statutes. This Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

         FIRST:   ARTICLE IV - CAPITAL STOCK

        This Corporation is authorized to issue an aggregate of ONE HUNDRED FIVE
MILLION (105,000,000) shares as follows:

            -   ONE HUNDRED MILLION (100,000,000) shares of common stock, $.0001 par value per share; and

            -   FIVE MILLION (5,000,000) shares of Class A common stock, $.0001 par value per share, having 10 votes per share.

         SECOND:  If an amendment provides for an  exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows: Not applicable

         THIRD:   The date of the amendment's adoption was May 16, 2002.

         FOURTH:  The amendment was adopted by the board of directors without shareholder action and shareholder action was not required.

         IN WITNESS WHEREOF,  the undersigned has executed these Articles of
Amendment to the Articles of  Incorporation  this 16th day of May, 2002.

                                           By:      /s/  Dutt Rampadaruth
                                                    _______________________
                                                         Dutt Rampadaruth
                                                         Chief Financial Officer & Secretary